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                                                                    Exhibit 12.1

                                Kitty Hawk, Inc.

                Calculation of Ratio of Earnings to Fixed Charges

                             (dollars in thousands)

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
                                                       Successor                            Predecessor
                                                   ------------------    -------------------------------------------------
                                                   Three months ended    Nine months ended       Year ended December 31,
                                                                                               ---------------------------
                                                    December 31, 2002    September 30, 2002       2001             2001
                                                   ------------------    ------------------    -----------      ----------
Earnings:
  Income (loss) from continuing operations
     before income taxes ........................       $   2,663            $ (17,540)         $(147,749)      $ (34,850)
  Add: Fixed charges ............................           1,411                6,071             13,125          20,332
                                                        ---------            ---------          ---------       ---------
     Total ......................................       $   4,074            $ (11,469)         $(134,624)      $ (14,518)
                                                        =========            =========          =========       =========

Fixed Charges:
  Interest Expense ..............................       $     154            $   2,133          $   7,051       $  12,751
  Add: Interest factor of operating leases ......           1,257                3,938              6,074           7,581
  Add: Capitalized interest .....................              --                   --                 --              --
                                                        ---------            ---------          ---------       ---------
     Total ......................................       $   1,411            $   6,071          $  13,125       $  20,332
                                                        =========            =========          =========       =========

Ratio of earnings to fixed charges ..............           2.89X              (1.89)X           (10.26)X         (0.71)X
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